                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-67397 of Computer Literacy, Inc. of our report dated July 10, 1998 (August 25, 1998 as to the fifth paragraph of Note 1 and the last two paragraphs of Note 10) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

     We also consent to the use in this Amendment No. 1 to the Registration Statement No. 333-67397 of Computer Literacy, Inc. of our report dated July 10, 1998, on the financial statements of Computer Literacy Bookshops, Inc. appearing in the Prospectus, which is a part of the Registration Statement.



/s/ DELOITTE & TOUCHE LLP
----------------------------
Deloitte & Touche LLP
San Jose, California
November 19, 1998